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                                                                     Exhibit 5.1






                                         October 19, 1999


Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458

  Re:  Registration Statement on Form S-3;
       313,430 Common Shares of Beneficial Interest, par value $.01 per share


Dear Sir or Madam:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Hospitality Properties Trust, a Maryland real estate investment trust (the "Company"), of 313,430 shares (the "Shares") of its common shares of beneficial interest, par value $.01 per share, all of which Shares are to be sold from time to time by Gerard M. Martin and Barry M. Portnoy (the "Selling Shareholders"), at the direction of a lender or lenders or otherwise, the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5.1 to the Company's
registration statement on Form S-3 (the "Registration Statement"). The Registration Statement describes a proposed reoffering and resale of the Shares by the Selling Shareholders (the "Offering").

         We have acted as counsel to the Company in connection with the Offering, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Declaration of Trust of the Company, as presently in effect, corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

         We express no opinion herein as to the laws of any jurisdiction other than the Commonwealth of Massachusetts and the federal law of the United States, and we express no

Hospitality Properties Trust
October 19, 1999
Page 2


opinion as to state securities or blue sky laws. Insofar as this opinion involves matters of Maryland law we have, with your permission, relied solely on the opinion of Ballard, Spahr, Andrews & Ingersoll LLP, a copy of which is being filed herewith as Exhibit 5.2 to the Registration Statement, and our opinion is subject to the exceptions, qualifications and limitations therein expressed.

         Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares are duly authorized, validly issued, fully paid and nonassessable by the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                               Very truly yours,



                                               /s/ SULLIVAN & WORCESTER LLP
                                               SULLIVAN & WORCESTER LLP